Exhibit 10.1

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made and entered into as of July 14, 2009 (the “Effective Date”) by and among AMALPHIS GROUP INC., a British Virgin Islands corporation (“Amalphis” or the “Company”), RINEON GROUP, INC., a Nevada corporation (“Rineon”), and NATPROV HOLDINGS INC., a British Virgin Islands corporation (“NatProv”), and any other person(s) or entity(ies) which becomes a party to this Agreement.  Rineon and NatProv are hereinafter sometimes individually referred to as a “Shareholder” and collectively referred to as the “Shareholders”.

RECITALS:

WHEREAS, NatProv is the current owner of an aggregate of 451,666 ordinary shares, $0.01 par value per share, of the Company (the “Ordinary Shares”), representing 100% of the issued and outstanding Ordinary Shares of the Company; and

WHEREAS, pursuant to a stock purchase agreement between NatProv and Rineon, dated as of May 14, 2009 (the “Stock Purchase Agreement”), NatProv agreed to sell and Rineon agreed to purchase for $36,000,000 in cash, an aggregate of 1,985,834 Ordinary Shares of the Company, representing approximately 81.5% of the 2,437,500 issued and outstanding Ordinary Shares of the Company owned by NatProv; and,

WHEREAS, Rineon has paid to NatProv the $36,000,000 purchase price contemplated by the Stock Purchase Agreement; and

WHEREAS, with the approval of Rineon and in order to enable Amalphis’ Subsidiary, Allied Provident Insurance, Inc, to continue to comply with applicable insurance regulations in Barbados, immediately prior to the Effective Date of this Agreement, NatProv has:

(a)
converted all of the 1,985,834 Ordinary Shares of the Company to be sold to Rineon under the Stock Purchase Agreement into 36,000 shares of  non voting Series A Preferred Shares of the Company, containing such rights, privileges, powers and designations as are set forth on Exhibit A annexed hereto; and

(b)	assigned and transferred all right, title and interest in and to such 36,000 Series A Preferred Shares to Rineon; and

WHEREAS, the Company and the Shareholders also wish to enter into this Agreement to document their agreement and understanding regarding certain restrictions and controls on the Company and the Shares; and

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE  1 -CERTAIN DEFINITIONS

Section 1.1 As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Control will be presumed by the ownership of 10% or more of the voting securities of any such Person.  For purposes of Section 3.10 (Drag-Along Rights) each director, shareholder, general partner, member, officer and employee (to the extent applicable) of a Person or the spouse or children of any such director, shareholder, general partners,  member, officer or employee or a trust of trusts solely for the benefit of such director, shareholder, general partner, member, officer or employee and/or the spouse or children of such director, shareholder, general partner, member, officer or employee shall, in each case, be deemed to be a Affiliate.

“Agreement” means this Agreement as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms herein.

“Allied Provident” means Allied Provident Insurance, Inc., a Barbados exempt insurance company, and a Subsidiary of the Company.

“Board of Directors” means the Board of Directors of the Company

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

 “Certificate of Designation” means the Certificate of Designation, Powers, Preferences and Rights of the Series A Preferred Shares of the Company in the form annexed hereto as Exhibit A.

 “Company” has the meaning set forth in the preamble to this Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of the Company in effect on the Effective Date, as the same may be amended from time to time.

“NatProv” has the meaning set forth in the preamble to this Agreement.

 “Ordinary Shares” means the 100,000,000 ordinary shares, $0.01 par value per share, of the Company that is authorized for issuance pursuant to the Memorandum and Articles of Association.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental agency or authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Rineon” has the meaning set forth in the preamble to this Agreement.

“Rineon Series A Preferred Shares” shall mean the 36,000 Series A Preferred Shares that were transferred and assigned by NatProv to Rineon pursuant to the Stock Purchase Agreement, in lieu of 1,985,834 Ordinary Shares of the Company.

“Sale of Control” shall mean the collective reference to any one of the following events:

(a)	a sale of all of the issued and outstanding Shares of the Company in one transaction or in a series of transactions; or
(b)	a merger of the Company with or into any Person (or a Subsidiary of such Person) who is not an Affiliate of the Company or any of the Shareholders; or
(c)	the sale of all or substantially all of the securities, assets or business of the Company to, or the merger or consolidation of the Company with, any Person who is not an Affiliate of the Company or any of the Shareholders.

“Series A Preferred Shares” means the 3,000,000 Series A Preferred Shares, $0.01 par value per share, and $1,000 liquidation value per share, of the Company that are authorized for issuance pursuant to the Certificate of Designation.

“Shares” means and includes all Ordinary Shares and all Rineon Series A Preferred Shares now owned or hereafter acquired by any Shareholder.

“Shareholder” or “Shareholders” have the meanings set forth in the preamble to this Agreement.

“Stock Purchase Agreement” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other Persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

“Triggering Date” shall mean (i) for Section 3.2, the date of the occurrence of an event of insolvency; and (ii) for Section 3.3, the date that the Offer (as defined in Section 3.3(b)) is delivered to the Offerees.

ARTICLE  2 -  TRANSFER OF RINEON SERIES A PREFERRED SHARES

Section 2.1 Receipt of Rineon Series A Preferred Shares in Lieu of Ordinary Shares.

(a)
By its execution of this Agreement, each of NatProv and Rineon agree to amend the Stock Purchase Agreement to the extent that Rineon agrees to accept, in lieu of 1,985,834 Ordinary Shares of the Company, the 36,000 Series A Preferred Shares representing the Rineon Series A Preferred Shares.

(b)	NatProv hereby acknowledges receipt of payment of the $36,000,000 purchase price for the Rineon Series A Preferred Shares. NatProv hereby covenants that it heretofore converted all of the 1,985,834 Ordinary Shares of the Company to be sold to Rineon under the Stock Purchase Agreement into 36,000 shares of Series A Preferred Shares of the Company and has transferred to Rineon a stock certificate of the Company representing the Rineon Series A Preferred Shares, properly endorsed for transfer. Rineon hereby consents to such conversion and acknowledges receipt of such stock certificate evidencing the Rineon Series A Preferred Shares.

(c)	Promptly following the Effective Date of this Agreement, against delivery of the stock certificate referred to in Section 2.1(b) above, the Company shall cause to be issued in the name of Rineon a stock certificate evidencing such Rineon Series A Preferred Shares, free and clear of all liens, security interests, pledges, charges or other encumbrances of any nature whatsoever.

ARTICLE  3 - TRANSFERS  AND SALE OF CONTROL

Section 3.1 General Restriction Against Transfer; Permitted Transfers.

(a)
Each Shareholder covenants and agrees that, except as specifically set forth in this Article 3 and subject to Section 3.1(b), neither such Shareholder nor such Shareholder’s successors or Affiliates shall sell, donate, assign as collateral, pledge, hypothecate, mortgage, encumber, allow to be encumbered, transfer or otherwise dispose of in any manner whatsoever (each, a “Transfer”) any Shares.

(b)
Any attempt to Transfer or to agree to Transfer any Shares in contravention of the provisions of this Agreement shall be void and shall have no effect.  Compliance with the provisions of this Agreement shall be a condition precedent to the recording or documentation of any Transfer of any Shares in the books and records of the Company.

(c)	Notwithstanding any of the restrictions on Transfer of the Shares contained in this Agreement, Transfers of any Shares owned by record by any one or more of the Shareholders to any Affiliate or to any Person who is an equity owner of the Shareholder or who controls, is controlled by or is under common control with such Shareholder or any family member of such Person or Persons, or any trust for the benefit of the foregoing or any entity the majority of whose interests are owned by any of the foregoing (individually or collectively, a “Permitted Transferee”), shall be permitted (each a “Permitted Transfer”); provided, however, that (A) any Shares so Transferred shall continue to be subject to the restrictions of this Agreement, (B) such Transfer does not violate any of the provisions of this Agreement, and (C) such Transfer shall not be effective until the Permitted Transferee executes and delivers an agreement in the form supplied by the Company whereby such Permitted Transferee agrees to become a party to this Agreement and to be bound by each of the terms and conditions of this Agreement.

Section 3.2 Sale Upon Insolvency.  Each Shareholder agrees that upon the occurrence of any of the following events:  (i) a Shareholder’s adjudication as a bankrupt; (ii) institution by or against a Shareholder of a petition for arrangement or any other type of insolvency proceeding under any bankruptcy law or otherwise; (iii) a Shareholder’s making of a general assignment for the benefit of such Shareholder’s creditors, (iv) the appointment of a receiver or trustee in bankruptcy of such Shareholder for any of a Shareholder’s assets; or (v) the taking, making or institution of any like or similar act or proceeding involving a Shareholder, provided that such event, adjudication, institution, making, appointment or similar act or proceeding is not cured or rescinded within sixty (60) days (the “Cure Period”), then, at the end of the Cure Period, such Shareholder or such Shareholder’s successor or successors in interest shall offer to sell to the Offerees, and the Offerees may, but shall not be required to, purchase all, but not less than all, of such Shareholder’s Shares and such sale shall be made in accordance with Section 3.4, Section 3.5, Section 3.6 and Section 3.7.

Section 3.3 Right of First Refusal.

(a) Notwithstanding any other provision of this Agreement, except as provided in Section 3.3(c) below, neither NatProv nor any Permitted Transferee of NatProv may Transfer all or any portion of its Shares following the Effective Date.

(b) Prior to July 14, 2012, neither NatProv nor any Permitted Transferee of NatProv may effect any Transfer of its or their Shares.  If at any time following July 14, 2012, NatProv or any Permitted Transferee of NatProv (each a “Selling Shareholder”) desires to sell for cash or cash equivalents all or any portion of its Shares pursuant to a bona fide offer from a third party who is not an Affiliate (for the purposes of this Section 3.3, the “Proposed Transferee”), the Selling Shareholder shall submit a written offer (the “Offer”) to sell such Shares (the “Offered Shares”) to Rineon on terms and conditions, including price, not less favorable to the Offerees than those on which the Selling Shareholder proposes to sell such Offered Shares to the Proposed Transferee.  The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of Shares owned by the Selling Shareholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale.  Rineon may assign its right to purchase the Offered Shares by delivering written notice to the Selling Shareholder.  Any sale proposed or made under this Section 3.3 shall be made in accordance with Section 3.4, Section 3.5, Section 3.6 and Section 3.7.

(c)	The provisions of this Section 3.3 (including Rineon’s Right of First Refusal) shall not apply with respect to:
	(i)	any redemption of Shares or sales of Shares by a Shareholder to the Company in a transaction approved by the Board of Directors of the Company and consented to in writing by Rineon; or
	(ii)	any Permitted Transfer; or
	(iii)	any sales or issuances of Ordinary Shares or other equity securities by the Company with the prior written consent of Rineon.

Section 3.4 Option Period; Effecting Election.

(a)
Option Period.  For each proposed purchase of Shares made pursuant to Section 3.2, Section 3.3 or Section 3.4, Rineon shall have the first option to purchase all or any portion of such Shares.  Rineon shall have thirty (30) days (the “Rineon Option Period”) from the effective Triggering Date to consummate such a sale.  If Rineon does not consummate any such sale within the Rineon Option Period, the Company shall then have an additional thirty (30) day period (the “Company Option Period”) (beginning on the day following the expiration of the Rineon Option Period) during which it may consummate the purchase of the applicable Shares.  The Rineon Option Period and the Company Option Period are collectively referred to herein as the “Option Periods.”  If any such Share purchase is not consummated by either Rineon or the Company within the applicable Option Period, the Shares may be sold to a third party or otherwise Transferred, as applicable, by NatProv.  Any purchase made by Rineon or the Company under this Agreement shall result in all of the applicable Shares being purchased.  Rineon may assign the right to purchase the Shares to any third party in any proportions that Rineon desires in its sole discretion.

(b)	Effecting Election. Election by Rineon or the Company to purchase Shares offered for sale pursuant to this Agreement shall be effected by sending written notice of such election to such Selling Shareholder or such its or their representative (as applicable) prior to the expiration of the applicable Option Period.

 Section 3.5 Effect of Failure to Elect to Purchase All Shares.

(a)
If either Rineon or the Company do not elect to purchase all of the Shares offered for sale by an Selling Shareholder pursuant to Section 3.2 or Section 3.3, all of the Selling Shareholder’s Shares shall continue to be owned by such Shareholder.  Such Shares may be transferred as contemplated by NatProv or its Permitted Transferee, but such Shares will at all times continue to be subject to the restrictions of this Agreement and no such Transfer will be effective until each proposed transferee executes and delivers a counterpart of this Agreement.

(b)	If either Rineon nor the Company do not elect to purchase all of the Shares offered for sale by a Selling Shareholder pursuant to Section 3.3, all, but not less than all, of the Selling Shareholder’s Shares not purchased by Rineon or the Company may be transferred to the bona fide offeror pursuant to the terms of the bona fide offer within thirty (30) days following the expiration of the applicable Option Period; provided, however, that any Shares so transferred shall continue to be subject to the restrictions of this Agreement and such Transfer shall not be effective until the transferee executes and delivers a counterpart of this Agreement. If all of the Selling Shareholder’s Shares are not transferred within such 30-day period, such Shares shall again become subject to the restrictions contained in this Agreement and shall not be transferred except in accordance with the terms and conditions of this Agreement.

Section 3.6 Purchase Price.  Except as provided in Section 3.3 of this Agreement, the “Purchase Price” per share of the Shares proposed for Transfer or Transferred shall be determined as of the last equity offering of the Company and being equal to the price per share pursuant to the last equity offering, provided such equity offering of the Company was consummated within a six (6) month period of the proposed Transfer and with parties who are not Affiliates of the Company or any Shareholder, or in absence of an equity offering within the said six (6) month period, by the written concurrence of two out of three qualified appraisers (the “Appraisers”).  One appraiser shall be appointed by the Selling Shareholder, one Appraiser shall be appointed by the applicable proposed purchaser (Rineon or the Company), and these two Appraisers shall choose the third Appraiser.  The first two Appraisers shall be chosen within five (5) days after the Triggering Date, and the third Appraiser shall be chosen within five (5) days of the date that the second Appraiser is chosen.  Each party shall pay the costs and expenses of the Appraiser chosen by it, and they shall evenly split the costs of the third Appraiser.  The Appraisers shall develop a fair market value determination of the Company’s value, and this shall become the final and binding Purchase Price.  All Appraisers must be firms or individuals with previous background and experience in the valuation and appraisal of corporations, which are similar in size, industry and financial condition to the Company.  The Appraisers shall deliver a written report to all parties (which documents their determination of the Purchase Price, along with a sufficiently detailed description of the methodologies, assumptions and procedures used) within thirty (30) days after the designation of the third Appraiser.  Notwithstanding any other provision of this Section 3.6, if the higher of the two valuations made by the first two appraisers exceeds the lower appraisal by ten percent (10%) or less, the Purchase Price shall be equal to the average of these two valuations and the third appraiser will not be used.

Section 3.7 Closing; Payment.

(a)	The closing (“Closing”) of any sale of a Selling Shareholder’s Shares to Rineon or the Company pursuant to Section 3.2 or Section 3.3 shall take place at the office of the Company at any point prior to the expiration of the applicable Option Period or in the event of a sale under Section 3.3, on the twentieth (20th) Business Day following the date the Offer was made. The certificate or certificates representing the Shares to be purchased, properly endorsed for transfer or with an executed stock power attached, shall be delivered at the Closing free and clear of all liens, security interests, pledges, charges or other encumbrances of any nature whatsoever against the payment of the purchase price therefor.

(b)
The purchase of Shares under this Agreement shall be made in cash; provided, that upon the mutual consent of the parties thereto, all or part of such purchase price may be paid by the execution and delivery of a promissory note payable to the Selling Shareholder, which shall contain such terms and conditions as the parties may agree.

(c)	Notwithstanding any other provision of this Section 3.7, if either Rineon or the Company is purchasing the Shares pursuant to Section 3.3 and is paying the purchase price set forth in the bona fide offer from an unaffiliated third party, the purchase price shall be paid in accordance with the terms and conditions contained in the bona fide offer.

Section 3.8 Tag-Along Rights.

(a)
If at any time any of the Shareholders, whether alone or together by agreement, contract or understanding (for the purposes of this Section 3.9, each a “Selling Party”) wishes to sell any Shares owned by it in a single transaction or series of related transactions equaling ten percent (10%) or more of all of the shares of capital stock of the Company then issued and outstanding (on a fully-diluted basis counting all issued options, warrants and convertible securities) to any third party (other than to a Permitted Transferee of such Selling Party in connection with a Permitted Transfer or the Company or any other Shareholder) (for the purposes of this Section 3.9, the “Purchaser”), and the Selling Party has complied with all of the other requirements of this Agreement, the Selling Party shall cause a written notice of the offer by the Purchaser to purchase such Shares (a “Tag-Along Notice”) to be delivered to each of the other Shareholders (each a “Tag-Along Shareholder”), setting forth the price per Share to be paid by the Purchaser, the identity of the Purchaser and the other principal terms and conditions of the Purchaser’s offer to purchase such Shares, and each Shareholder shall have the right to offer for sale to the Purchaser, as a condition of such sale by the Selling Party, the same proportion of the Shares then held by such Shareholder as the proposed sale represents with respect to the total number of Shares that the Selling Party owns or has the right to acquire pursuant to outstanding options, warrants or convertible securities, at the same price per Share and on the same terms and conditions as involved in such sale by the Selling Party.  Each Shareholder shall notify the Selling Party of its intention to sell its Shares pursuant to this Section 3.9 as soon as practicable after receipt of the Tag-Along Notice, but in no event later than thirty (30) days after receipt thereof.

(b)	In the event that any Shareholder elects to sell its pro rata portion to the Purchaser, the Tag-Along Shareholders shall not be obligated to execute and deliver any document which (A) requires the Tag-Along Shareholders to make representations or warrants regarding any aspect whatsoever of the business or prospects of the Company and/or its Subsidiaries, provided that the Tag-Along Shareholders (so long as the Selling Party(s) do at least the same), shall make representations and warranties to the effect that (x) such Tag-Along Shareholder is the legal and beneficial owner(s) of the securities being sold in the sale, free and clear of all liens, claims, security interests, restrictions, agreements of sale or other encumbrances (other than any imposed by this Agreement, as amended and restated, and (y) such Tag-Along Shareholder has the capacity or power and authority to effect such sale), (B) would subject such Tag-Along Shareholder to restrictive covenants, or (C) requires such Tag-Along Shareholder to be obligated for any indemnification or other obligations other than (so long as the Selling Party(s) do at least the same) (1) the obligation to join on a pro-rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the Purchaser (but only up to the amount of net proceeds actually received by such Tag-Along Shareholder in the sale), in any indemnification that the Selling Party(s) have agreed to, and (2) any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership of Shares.

(c)	The Selling Party and each other Shareholder intending to sell Shares hereunder shall sell to the Purchaser all, or at the option of the Purchaser, any part of the Shares proposed to be sold by them at not less than the price per Share and upon other terms and conditions, if any, not more favorable to the Purchaser than those set forth in the Tag-Along Notice; provided, however, that any purchase of less than all of such Shares by the Purchaser shall be made from the Selling Party and each other Shareholder intending to sell Shares hereunder pro rata based upon the number of Shares then held by the Selling Party and each such other Shareholder electing to sell to the Purchaser (calculated on a fully diluted basis).

Section 3.9 Drag-Along Rights.

(a)	At any time, Rineon or any Permitted Transferee of Rineon (for the purposes of this Section 3.10, the “Initiating Shareholders”) may, in connection with a bona fide offer (a “Drag-Along Offer”) by a third party who is not an Affiliate of the Company or any Shareholder (for the purposes of this Section 3.10, a “Third Party”) to acquire for value all of the then outstanding Shares or all or substantially all of the assets or businesses of the Company (no matter how the transaction may be structured), require NatProv and all other Shareholders (each a “Drag-Along Shareholder”) to sell to such Third Party all of the Shares then held by such Shareholder or to vote their Shares in favor of such transaction if other than a sale of Shares as provided below; provided, however, that: (i) the Drag-Along Shareholders shall not be obligated to execute and deliver any document which (A) requires the Drag-Along Shareholders to make representations or warrants regarding any aspect whatsoever of the business or prospects of the Company and/or its Subsidiaries, provided that such Drag-Along Shareholders (so long as the Initiating Shareholders do at least the same), shall make representations and warranties to the effect that (x) such Drag-Along Shareholder is the legal and beneficial owner(s) of the securities being sold in the sale, free and clear of all liens, claims, security interests, restrictions, agreements of sale or other encumbrances (other than any imposed by this Agreement, as amended and restated, and (y) such Drag-Along Shareholder has the capacity or power and authority to effect such sale), (B) would subject such Drag-Along Shareholder to restrictive covenants, or (C) requires such Drag-Along Shareholder to be obligated for any indemnification or other obligations other than (so long as the Initiating Shareholders do at least the same) (1) the obligation to join on a pro-rata basis (but not on a joint and several basis), based on its respective share of the aggregate proceeds paid by the purchaser in such sale (but only up to the amount of net proceeds actually received by such Drag-Along Shareholder in the sale), in any indemnification that the Initiating Shareholders have agreed to, and (2) any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by a Shareholder regarding such Shareholder’s title to and ownership of Shares; (ii) if the Initiating Shareholders elect to exercise their rights under this Section 3.10(a), the Drag-Along Shareholders receive either cash or marketable securities (i.e., securities that are actively publicly traded on the NYSE, NYSE Alternext Exchange, NASDAQ or similar exchange or quotation system) in such sale. If the Initiating Shareholders elect to exercise their right to compel a sale pursuant to this Section 3.10, the Initiating Shareholders will cause a written notice of the Drag-Along Offer (the “Drag-Along Notice”) to be delivered to each of the other Shareholders, setting forth the aggregate consideration, the identity of the Third Party and the other principal terms and conditions thereof.

(b)
The Initiating Shareholders will have one hundred twenty (120) days from the date the Drag-Along Notice is given to the other Shareholders to consummate the sale to the Third Party, at the price and on the terms substantially similar to those set forth in such Drag-Along Notice, of all of the Shares subject to the Drag-Along Offer pursuant to Subsection (a).  If the sale to the Third Party is not completed during such one hundred twenty (120) day period, then the other Shareholders will be released from their obligations with respect to such Drag-Along Notice (but not future Drag-Along transactions).

(c)	Subject to Section 3.10(b), each Shareholder agrees to cast all votes to which such Shareholder is entitled in respect of its Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Shares are voted by the Initiating Shareholders to approve any transaction or series of transactions in connection with which the Initiating Shareholders exercise their rights in this Section 3.10 (including, without limitation, any recapitalization, merger, consolidation, reorganization or sale of all or substantially all of the assets of the Company).

Section 3.10 Sale of Control. Notwithstanding anything to the contrary, express or implied contained in this Agreement, unless additional Ordinary Shares of the Company shall have been previously issued with Rineon’s prior written consent, upon the occurrence of a Sale of Control transaction, Rineon shall be entitled to receive in connection therewith, the greater of either:

(a)	$36,000,000, payable in cash or such other property as shall be acceptable to Rineon in the exercise of its sole and absolute discretion, or
(b)	eighty-one and one-half percent (81.5%) of the total consideration payable in connection with such Sale of Control transaction. Subject to the foregoing, NatProv or any Permitted Transferee of NatProv shall be entitled to receive the balance of the total consideration payable in connection with such Sale of Control transaction.

ARTICLE  4 -  ACTIONS REQUIRING SPECIAL APPROVAL

Section 4.1 Matters Requiring Special Approval.  Notwithstanding any other provision of this Agreement and in addition to any requirements imposed by applicable law, no obligation of the Company or any of its subsidiaries will be entered into, no decision will be made, and no action taken by or in respect of the Company or any of its subsidiaries with respect to the following matters without the prior written approval of Rineon:

(a)	any change in the membership of the Board of the Directors of the Company serving as of the Effective Date;
(b)	any change in the Company’s senior executive officers or management serving as of the Effective Date;
(c)	the issuance of any capital stock of the Company or any other securities convertible into or exercisable or exchangeable for capital stock of the Company;
(d)	the incurrence of any indebtedness in an amount exceeding $500,000 at any one time or exceeding $2,500,000 in the aggregate;
(e)	any change in the fundamental nature of the business of the Company and its subsidiaries, as being conducted as of the Effective Date;
(f)	the acquisition by the Company of the securities or assets of any Person which is not an Affiliate of the Company;
(g)
any change in Memorandum and Articles of Association of the Company or in the Certificate of Designations that would create, alter or change the rights, preferences or privileges of any class of the Ordinary Shares or the Series A Preferred Shares or the taking of any other action that would alter or change the rights, preferences or privileges of any class of the Ordinary Shares or the Series A Preferred Shares;

(h)	the taking of any steps to wind-up, dissolve or terminate the corporate existence of the Company or any Subsidiary, or any act of bankruptcy in relation to the Company or any Subsidiary;

(i)
the amalgamation, merger, reorganization or consolidation of the Company or any Subsidiary or the sale, lease, assignment, lending, giving, licensing, transfer or otherwise disposing of all or substantially all of the assets of the Company or any Subsidiary;

(j)	the share price, valuation and other terms of any new issuance of shares of the Company, including the identity of all new Shareholders, except with respect to Permitted Transfer(s); and
(k)	entering into, termination, renewal, amendment or modification of any agreement between a Shareholder (or any person related to or an Affiliate of such Shareholder) and the Company or any Subsidiary of the Company.

ARTICLE  5 -  GENERAL PROVISIONS

Section 5.1 Termination.  This Agreement shall terminate: (a) as to the Company and all Shareholders, upon the occurrence of a Sale of Control transaction, and (b) as to any one or more Shareholder, upon the Transfer of all Shares owned by such Shareholder except in connection with a Permitted Transfer(s).

Section 5.2 Legend.  Each certificate evidencing any of the Shares shall bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

Section 5.3 Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and delivered by (a) personal delivery, or (b) a nationally recognized overnight courier delivery service (such as Federal Express, UPS, DHL, or USPS Express Mail) and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it in the case of clause (a), or one business day after deposit in such an overnight courier delivery service.  All notices, requests, and consents to be sent to the Company or a Shareholder must be sent to or made at the appropriate address as held by the Company, or to such other address as is specified by written notice to all parties hereto.  Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

Section 5.4 Entire Agreement.  This Agreement constitutes the entire agreement among the Company and the Shareholders relating to the matters contained herein and supersedes all Prior Agreements with respect to the Company or the Shares, whether oral or written.

Section 5.5 Effect of Waiver or Consent.  A waiver or consent, express or implied, of any breach or default by any person in the performance of its obligations with respect to the Company is not a consent or waiver of any other breach or default in the performance by that person of the same or any other obligations of that person with respect to the Company.  Failure on the part of a person to complain of any act or omission of any person or to declare any person in breach or default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default.

Section 5.6 Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written consent of the Company and by a writing signed by the Company and Shareholders whose collective Proportionate Percentages are at least 75%; provided that no amendment or modification will adversely effect the rights of any Shareholder relative to the other Shareholders without the express written consent of such Shareholder.

Section 5.7 Binding Effect.  Subject to the restrictions on Transfer set forth Article 3, this Agreement is binding on and inures to the benefit of the Shareholders and their respective successors and assigns.

Section 5.8 Governing Law; Severability.  This Agreement is governed by and will be construed in accordance with the laws of the State of New York. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances will not be affected thereby and that provision will be enforced to the greatest extent permitted by law.

Section 5.9 Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Shareholder will execute and deliver any additional documents and instruments and perform any additional acts necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 5.10 Offset.  Whenever the Company is to pay any sum to any Shareholder, any amounts that that Shareholder owes to the Company may be offset against and deducted from that sum before payment.

Section 5.11 Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document.  All counterparts when signed and assembled together will constitute a single, fully-executed instrument.  Facsimile and .pdf executed instruments shall have the same validity as originally executed instruments.

Section 5.12 Waiver of Jury Trial; Consent to Jurisdiction; Venue. THE COMPANY AND EACH OF THE SHAREHOLDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTES ARISING UNDER OR RELATING TO THE VALIDITY, CONSTRUCTION, OR ENFORCEMENT OF THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.  ANY ACTION OR PROCEEDING OF ANY KIND (LEGAL, EQUITABLE OR ARBITRATION) SHALL BE BROUGHT IN THE APPLICABLE FEDERAL OR STATE COURT LOCATED IN NEW YORK COUNTY, NEW YORK.  EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK IN ACCORDANCE WITH THE REQUIREMENTS AND INTENT OF THIS SECTION 4.12.  IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE VALIDITY, CONSTRUCTION, OR ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND EXPRESSLY WAIVES ALL CHALLENGES TO THE CONTRARY.

Section 5.13 Attorneys’ Fees.  In any legal action that arises out of or in connection with this Agreement, the prevailing party or parties in any such action shall be entitled to have their attorneys’ fees (including all related costs and expenses and all costs related to or associated with any appeal) paid by the non-prevailing party or parties in such action.  Any non-prevailing parties to such action shall be liable for such reasonable attorneys’ fees, costs and expenses in proportion to the percentage of the Company’s Ordinary Shares owned by them (excluding any Ordinary Shares owned by any prevailing party or parties in such action).

Section 5.14 No Continuation of Employment, Directorship or Independent Contractor Status.  Nothing in this Agreement shall create an obligation of the Company to continue any Shareholder’s employment, directorship, independent contractor status or similar relationship or status with the Company.

Section 5.15 Incorporation of Recitals, Schedules and Exhibits.  All of the Recitals stated at the beginning of this Agreement and all of the Schedules and Exhibits attached hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 5.16 Acknowledgments By Shareholders and the Company.  By executing this Agreement, each Shareholder and the Company acknowledges and agrees that it (i) has actual notice of all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer of Shares, (ii) has received copies of and has read and reviewed the Company’s Certificate of Incorporation and Memorandum and Articles of Association, and (iii) was strongly encouraged by the Company to obtain individual legal counsel before signing this Agreement.  Each Shareholder hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Shareholder hereby waives any requirement that any further notice as required by any provision of New York law or otherwise should be given.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties have executed this Shareholders Agreement effective as of the date first set forth above.

AMALPHIS GROUP INC.

By:
Name: John Greenwood
Title: Director

SHAREHOLDERS:
RINEON GROUP, INC.

By:
Name: Michael Hlavsa
Title: Chief Financial Officer

NATPROV HOLDINGS, INC.

By:
Name: John Greenwood
Title: President and Director

SCHEDULE A

LIST OF SHAREHOLDERS

Name of Shareholder	Address
Rineon Group, Inc	408 Royal Street, Imperial, Saskatchewan Canada S0G 2J0
NatProv Holdings Inc.	Harbour House, Second Floor Waterfront Drive P.O. Box 972 Tortola, British Virgin Islands

Name of Shareholder	Number of Shares	Percentage of Shares Outstanding
Rineon Group, Inc.	36,000 non voting Series A Preferred Shares	100% of Series A Preferred Shares
NatProv Holdings Inc.	451,666 Ordinary Shares	100% of Ordinary Shares

EXHIBIT A

CERTIFICATE OF DESIGNATION, POWERS, PREFERENCES AND RIGHTS
OF
SERIES A PREFERRED SHARES
OF
AMALPHIS GROUP INC.